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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

     Perlman, Richard E.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    1765 The Exchange, Suite 500
--------------------------------------------------------------------------------
                                   (Street)

    Atlanta                        Georgia                              30339
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  InfoCure Corporation (INCX)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year     January, 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director     X  Officer                 10% Owner        Other
    ___             ___                     ___              ___
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ____
         Form filed by More than One Reporting Person
    ____

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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Common Stock
 (Cashless Exercise
  of Option)           1/3/00      F            6,412         D           $31.19
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Common Stock
 (Cashless Exercise
  of Option)          1/3/00       M           90,206         A            $2.07         100,206              D
------------------------------------------------------------------------------------------------------------------------------------

                                                                                         578,246              1     (1) and (2)
------------------------------------------------------------------------------------------------------------------------------------

(1) 466,610 shares are owned by Compass Partners, L.L.C. of which reporting person is a principal and owns a majority interest.

(2) 111,636 shares are owned by CPII. Compass Partners, L.L.C. is a general partner of CPII.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)           $2.07                1/3/00           M                                      D
-----------------------------------------------------------------------------------------------------------------------------

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-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-                 Amount or                   at End           Owned at      (Instr.
                               Exer-    tion         Title      Number of                   of               End of        4)
                               cisable  Date                    Shares                      Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)   9/9/99    9/9/07  Common Stock  96,618                        143,382           D
------------------------------------------------------------------------------------------------------------------------------------

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Explanation of Responses

 ** Intentional misstatements or ommissions of facts constitute Federal          /s/ Richard E. Perlman           February 10, 2000
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               -------------------------------  -----------------
                                                                                **Signature of Reporting Person        Date
Note:  File three copies of this Form, one of whch must be manually                    Richard E. Perlman
       signed. If space provided is insufficient, see Instruction 6 for procedure.

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